Exhibit 5.1

135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com
FIRM /AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
February 10, 2006	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
Renovis, Inc.	Munich	Tokyo
Two Corporate Drive	New Jersey	Washington, D.C.
South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as special counsel to Renovis, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on form S-8 (the “Registration Statement”), of (i) up to an aggregate of 250,000 shares of Common Stock pursuant to the Renovis, Inc. 2006 Employment Commencement Incentive Plan (the “2006 Employment Commencement Incentive Plan”), (ii) up to an aggregate of 1,016,319 shares of Common Stock pursuant to the Amended and Restated Renovis, Inc. 2003 Stock Plan (the “2003 Plan”) and (iii) up to an aggregate of 194,444 shares of Common Stock pursuant to the Renovis, Inc. Employee Stock Purchase Plan (the “ESPP”). The shares issuable under the 2006 Employment Commencement Incentive Plan, the shares issuable under the 2003 Plan and the shares issuable under the ESPP are collectively referred to herein as the “Shares,” and the 2006 Employment Commencement Incentive Plan, the 2003 Plan and the ESPP are collectively referred to herein as the “Plans.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares will be timely completed in the manner proposed, and (ii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Shares under the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of the required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Renovis, Inc.

February 10, 2006

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

LATHAM & WATKINS LLP